Exhibit 10.3

EAGLEVILLE PROPERTY
EXPLORATION AND MINING LEASE AND OPTION TO PURCHASE AGREEMENT

This  Exploration and Mining  Lease  and  Option  to  Purchase  Agreement  (the “Agreement”)  is  made  and entered into this 27th day of July, 2012 (the “Effective Date”) by and between Mountain Gold Exploration, Inc. (“MGEINC”), a Nevada Corporation and Lane A. Griffin and Associates, Individuals, collectively (the “Owner”) and Idaho North Resources Corporation, an Idaho Corporation (the “Lessee”).

RECITALS

A.            Owner owns or controls the mineral rights and other certain interests to the Eagleville Property which consists of 58 unpatented lode-mining claims located on BLM lands in the Eagleville Mining District, Mineral County, Nevada.  The unpatented lode mining claims are described in greater detail in Exhibit A attached hereto, including but not limited to the claims, shall be referred to as (the “Property”).

B.             Owner desires to lease the Property to Lessee and to grant to Lessee the option to purchase the Property on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1.            Definitions.  The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1           “Applicable Environmental Laws” means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

1.2           “Area of Interest” (the “AOI”) means the geographic area and legal description exterior to the boundary of the claims and effective and made a part of the Property as of the Property as it exists on the Effective Date.  The AOI is defined as: T 14N, R33E sections 32, 33, 34 and 35 and T 13N, R 33E sections 2, 3, 4, 5, 8, 9, 10 and 11.

1.3           “Closing” means the delivery and exchange of documents and payments described in Section 5.

1.4           “Closing Date” means the date on which Lessee’s purchase of the Property is closed in accordance with Section 5.

1.5           “Claims” (the “Claims”) means all rights, titles and interests of unpatented and patented mining claims located, or all rights, title and interests of all unpatented and patented mining claims recorded with the Bureau of Land Management or County;

1.6           “Commercial Production” means the mining, extraction, processing and recovery for sale of Minerals from the Property, excluding the taking of Minerals from the Property for the purpose of bulk sampling or determining the amenability of the Minerals to beneficiation processes or mining;

1.7           “Data” means any and all factual and interpretative, original and copies of all written, hard copy and digital geological, geochemical, metallurgical and geophysical data, including but not limited to reports, documents, correspondences, maps, drill logs, drill chips trays, core, coarse rejects, pulps, core tests, hand samples, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and all other information present, acquired, generated, delivered to or in Lessee’s possession pertaining to the Property and Owner’s interest herein.

1.8           “Deed” means the conveyance, included as Exhibit C, which Owner is obligated to execute and deliver to Lessee on Lessee’s exercise and closing of the Option in accordance with Section 5.5.

1.9           “Effective Date” means July 27, 2012, regardless of the signatures execution dates.

1.10         “Governmental Regulations” means all   directives, laws, orders, ordinances, regulations and statutes of any federal, state, provincial or local agency, securities commission, court or office.

1.11         “Hazardous Materials” means any material, waste, chemical, mixture or byproduct which: (i) is or is subsequently defined, listed, or designated under Applicable Environmental Laws as a pollutant, or as a contaminant, or as toxic or hazardous; or (ii) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency.

1.12         “Interest Rate” means LIBOR plus two percent (2%) per annum.

1.13         “Lease Year” means each one (1) year period following the Effective Date during the Term.

1.14         “Lessee” means Idaho North Resources Corporation, an Idaho Corporation, and its successors and assigns.

1.15         “Lessee Affiliates” means (the “Lessee Affiliates”) shareholders, directors, officers, employees, members, managers, agents, representatives, contractors, subcontractors or affiliates and each successors and assigns.

1.16         “Minerals”  means  all  minerals  and  mineral  materials, including  gold,  silver, platinum  and  platinum  group  metals,  base  metals, antimony,  chromium,  cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials that are on, in or under the Property, except for the mineral Barite.  The mineral Barite shall remain the sole ownership of the Owner for its sole exploration and mining or other business activity in any means or purpose Owner desires.

1.17         “Payments” means the Advanced Royalty Payments, Production Royalty Payments, and Common Share Issuance payable by Lessee in US Dollars and in the methods in accordance with Sections 4, 4.1, 4.2, 4.3, 4.4 and 4.5.

1.18         “Net Smelter Returns” (the “NSR”) means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with Section 4 and 4.2, and Exhibit B attached to the Deed.

1.19          “Option” means the option to purchase the Property granted by Owner to Lessee in accordance with Section 4, 4.3, 4.4 and Section 5.

1.20          “Owner”   means   collectively   Mountain   Gold  Exploration, Inc., (“MGEINC”) a Nevada Corporation with 34% interest and Lane Griffin and Associates, an Individual with 66 % ownership of the Property, and each successors and assigns.

1.21          “Owner Affiliates” means (the “Owner Affiliates”) shareholders, directors, officers, employees, members, managers, agents, representatives, contractors, subcontractors or affiliates, and each successors and assigns.

1.22          “Property” means collectively  (1) the 58 unpatented lode mining claims and any additional unpatented mining claims located within the Area of Interest by Owner or Lessee, (the “Claims”); and  (2)  an Area of Interest (the “AOI” described in legal subdivision),both which are situated in Mineral County, Nevada and more particularly described in Exhibit A attached hereto.  If Lessee, its successors or assigns amends, relocates or patents any of the unpatented mining claims described in Exhibit A, or if Lessee converts any of such claims into leases or other types of property rights or interests pursuant to any amendment of the United States Mining Law of 1872, such claims, rights and interests shall be deemed to be included within the Property.

1.23         “Purchase Price” means the purchase price for the Property described In Section 5.

1.24         “Royalty” means the production royalty payable in cash or in-kind by Lessee to Owner in accordance with Section 4, 4.2 and 4.3.

2.            Lease and Grant of Rights.  Owner hereby leases (the “Lease”) the Property to Lessee and grants Lessee the rights and privileges to use the Property pursuant to the terms of this Agreement.

2.1           Lease.  Owner leases the Property to Lessee for the purpose of exploration for Minerals. Lessee shall have the right to conduct all customary mineral exploration activities including, but not limited to geological mapping, soil sampling, rock chip sampling, geophysical surveys, trenching, drilling, and excavation of test pits for bulk samples, all subject to appropriate state and federal permitting. Lessee shall further have the right to develop and mine such Minerals in accordance with all Federal and State laws and regulations.

2.2           Water Rights.  Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, Lessee shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Lessee in its operations on the Property. If lessee acquires or files any application for appropriation or a permit, it shall cause each such application and permit to be taken jointly in the names of Owner and Lessee. On termination of this Agreement, except on Lessee’s exercise and closing of the Option, Lessee shall assign and convey to Owner all permits and water rights appurtenant to the Property, which are acquired by Lessee during the term of the Agreement. If Lessee exercises and closes on the Option, Owner shall assign and convey to Lessee all permits and water rights appurtenant to the Property.

2.3           Cross Mining.   Lessee may use the Premises for any shafts, openings, pits, and stockpile-grounds sunk or made for the mining, removal, and/or stockpiling of any Mineral Substances from any adjoining or nearby property.  Mineral Substances taken from the Premises shall at all times be kept entirely separate and distinct from any other ore or concentrated product, until the same are measured and sampled so that the rights of Owner shall be at all times preserved and protected.

2.4           Commingling.  Lessee shall have the right to commingle ore and minerals from the Premises with ore from other lands and properties; provided, however, that Lessee shall calculate from representative samples the average grade of the ore and shall weigh (or calculate by volume) the ore before commingling.  If concentrates, dore, or any other processed, beneficiated, or refined mineral products (“Concentrates”) are produced from the commingled ores by Lessee, Lessee shall also calculate from representative samples the average recovery percentage for all such concentrates produced during the calendar quarter and shall allocate a percentage of concentrate production to Owner according to such calculations.  In obtaining representative samples and calculating the average grade of the ore and average recovery percentages, Lessee may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on Owner.  In addition, comparable procedures may be used by Lessee to apportion among the commingled ores penalty charges, if any, imposed by the purchases or such ore or concentrates.

3.            Term.  Subject to prior termination, the term (the “Term”) of this Agreement shall be for a period of fifty (50) years commencing on the Effective Date.

4.            Consideration for the Granting of the Lease.   Lessee shall make the following Payments to Owner at the following addresses: if to MGEINC at PO Box 21146, Reno NV 89515 or 760 Brenda Way, Washoe Valley, NV 89704 and to Lane Griffin and Associates at 321 Spokane St., Richland, WA 99354, and in the following percentages:

4.1           Advanced Royalty Payments.  In consideration of the granting of the Lease to the Lessee, on the dates described below, Lessee shall pay to Owner thirty-four percent (34%) and to Lane Griffin and Associates sixty-six percent (66%) of the following shares and cash payments as follows:

Date	Payment Amount	Lessee Shares

On Execution of this Agreement (“Effective Date”)	$6,000	300,000 shares
On or prior to the 1st Anniversary of the Effective Date	$15,000	150,000 shares
On or prior to the 2nd Anniversary of the Effective Date	$20,000	150,000 shares
On or prior to the 3th Anniversary of the Effective Date	$30,000
On or prior to the 4th Anniversary of the Effective Date	$40,000
On or prior to the 5th Anniversary thru the 10th anniversary	$50,000

On or prior to the 11th Anniversary and thereafter	$100,000

The Advanced Royalty Payments are nonrefundable.  The Advanced Royalty Payments shall be credited against the Royalty, but not the Purchase Price.  The Advanced Royalty Payment and stock certificates which is due within 30 days of the Effective Date shall be delivered and received by Owners or this Agreement shall be null and void and Lessee shall have no rights, title or interest to this Agreement, unless modified and agreed upon in writing by both parties.

4.2           Production Royalty Payment.   Lessee shall pay to Owner a production royalty equal to three percent (3%) of the Net Smelter Returns (“NSR”) from the production or sale of Minerals from the Property.  Lessee agrees to pay to Owner a production royalty equal to one percent (1%) of the Net Smelter Returns (“NSR”) or any other royalties from the production or sale of Minerals from all third party properties within the Area of Interest (“AOI”).  Lessee shall calculate and pay the Royalty in accordance with Exhibit B attached to the Deed, included as Exhibit C.  Lessee shall pay the Royalty within one (1) month after the last day of each month during which Lessee sells or ships any Minerals or products of Minerals produced from the Property.  Lessee shall pay to Owner MGEINC thirty-four percent (34%) and to Lane Griffin and Associates sixty-six percent (66%) of the 3% of the NRS in cash or In-Kind Royalty at each Owners sole discretion and election and as further defined in Exhibit B.

4.3           Royalty Purchase Option.    Lessee shall have the option to purchase a portion of the 3% Royalty from the Property representing one percent (1%) of the NSR for one million dollars ($1,000,000 million), in accordance with the terms of the Deed.  Lessee shall have the option to purchase an additional one percent (1%) of the NSR for three million dollars ($3,000,000 million), in accordance with the terms of the Deed. Lessee may exercise the option to purchase the Royalty at any time within six (6) months after Lessee completes a positive, bankable, feasibility study and commits the development of the Property as a mine. The remaining one percent (1%) Royalties from third parties within the AOI shall not be available for purchase.  Lessee shall pay to Owner MGEINC thirty-four percent (34%) and to Lane Griffin and Associates sixty-six percent (66%) of the 3% of each of the portions of the NRS Royalty Purchase amounts.

4.4           Method of Payment.  All payments by Lessee to Owner shall be paid by check, wire or delivery of “In-Kind” at Owner’s sole discretion, and delivered to Owner at its address for notice purposes or by wire transfer to an account designated by each Owner.  At Owner discretion and election, the payment of Precious Metals NSR Royalty may be paid in Cash or In-kind as defined in Exhibit B. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated. Payments shall be delivered to Owner in the amounts of 100%. All cash payments and sums referred to in this Agreement shall be in United States currency or In-Kind.

4.5           Common Shares. Owner shall receive the following shares of Lessee common stock, which shall be distributed to MGEINC (34% of the shares) and Lane Griffin and Associates (66% of the shares) accordingly:

a)
300,000 shares of Lessee common stock within thirty (30) days of the Effective Date or this Agreement shall be null and void and Lessee shall have no rights, title or interest to this Agreement, unless modified and agreed upon in writing by both parties.

b)
150,000 shares of Lessee common stock within thirty (30) days of the First Anniversary of the Effective Date or this Agreement shall be null and void and Lessee shall have no rights, title or interest to this Agreement, unless modified and agreed upon in writing by both parties.

c)
150,000 shares of Lessee common stock within thirty (30) days of the Second Anniversary of the Effective Date or this Agreement shall be null and void and Lessee shall have no rights, title or interest to this Agreement, unless modified and agreed upon in writing by both parties.

The shares of Lessee common stock shall be deemed fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws. The Owner will have the same privileges and rights as all other holders of Lessee common stock.   The stock shall be issued and delivered to the Owner based on their appropriate interest in the Property.  Owner acknowledges that the stock evidencing the shares shall bear a legend indicating that the shares have not been registered under the Securities Act of 1933, as amended, and are restricted securities for purposes of U.S. federal securities laws.  The shares of Lessee common stock being issued to Owner may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act and that there is an applicable exemption under the Act.

Management agrees to the removal of any and all restrictions on the Share Certificates held by Owner within 10 days from the date when the restriction first becomes eligible to be removed.  Lessee shall not unreasonably delay, interfere with or hinder Owners’ request to remove any restrictive legend associated with the shares so long as such request is in compliance with U.S. federal securities laws and Lessee agrees to provide at sole costs by Lessee any Legal Opinion for unrestricting/releasing restricted shares within 30 days’ notice from Owners should a Legal Opinion be necessary for unrestricting/releasing removing any restrictive legend of shares owned/controlled by Owner or this Agreement shall null and void.

4.6           Late Charge and Interest.  Lessee acknowledges that late payment by Lessee to Owner of Advanced Royalty Payments, Royalty or other payment or sums due from Lessee will cause Owner to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain.  Accordingly, if any Advanced Royalty Payment, Royalty or any other amount due and payable by Lessee is not received by Owner within ten (10) days after such amount is due, then Lessee shall pay to Owner a late fee equal to ten percent (10%) of such overdue amount.  The parties agree that such late fee represents a fair and reasonable estimate of the costs Owner will incur by reason of any late payment by Lessee.  Owner acceptance of such late charge shall not constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Owner from exercising any of Owners other rights and remedies granted under this Agreement.  If any Advanced Royalty Payment, Royalty or other amount payable by Lessee remains delinquent for a period in excess of thirty (30) days, Lessee shall pay to Owner, in addition to the late payment, interest from and after the due date based on the Interest Rate.  Lessee’s payment of such interest shall not excuse or cure any default by Lessee.  If any Advanced Royalty Payments, Royalty or other stock issuances or amount payable by Lessee remains delinquent for a period in excess of thirty (30) days, then this Agreement shall be null and void and Lessee shall have no rights, titles or interests to this Agreement or the Property.

4.7           Reimbursement of Annual Fee.   Lessee agrees to reimburse Owner (MGEINC) 100% of 2012 Bureau of Land Management Annual Maintenance Fee for Notice of Intent to Hold claim filing fee of $8,120.00 and Mineral County, Nevada Annual Affidavit and Notice of Intent to Hold claim filing fee of $602.50 for total of $8,722.50 to MGEINC

4.8           Work Commitment.    In consideration of the granting of the Lease to the Lessee, Lessee shall be obligated to expend the amounts (the “Work Commitment Expenditures”) list below on exploration activities by the end of each Lease year as set forth below.   Federal and County Mining Claim Maintenance Fees and staking and filing fees are not expenses that Lessee may expense towards the Work Commitment.

Lease Year	Amount
First Lease Year	$5,000.00
Second Lease Year	$10,000.00
Third Lease Year	$25,000.00
Fourth Lease Year	$50,000.00
Fifth Lease Year and thereafter	$100,000.00

All work expenditures made by Lessee during any Lease Year in excess of the work commitment expenditures required for such Lease Year shall be credited, as far as they will go, against work commitment requirements for any subsequent Lease Year.   For any work commitment expenditure not fulfilled with the above work commitment time frames, the difference between the actual expenditure and the minimum work commitment expenditures shall be paid to Owner at a rate of 75% of the remaining expenditure in US dollars as the fulfillment of lessee’s obligation and lessee shall be entitled to keep (and not expend) 25% of such remaining expenditure.

5.            Option to Purchase.  Owner grants to Lessee the exclusive right to purchase the Property, subject to the Royalty  reserved  by  Owner,  and  subject  to  Lessee’s  obligations  under  the  conveyance executed and  delivered by Owner  on the closing of the Option.   The Purchase Price for the Property shall be Four Hundred Thousand Dollars ($400,000.00).  The Advanced Royalty Payments payable by Lessee to Owner in accordance with Section 4.1 shall not be credited against the Purchase Price. Lessee’s payment of the Purchase Price shall not be credited against the Royalty.

5.1           Notice of Election.  If Lessee elects to exercise the Option, Lessee shall deliver written notice to Owner during the Term of this Agreement.  Following Owner’ receipt of Lessee’s notice to exercise the Option, the parties shall make diligent efforts to close the conveyance of the Property within thirty (30) days thereafter.

5.2           Real Property Transfer Taxes.   Lessee shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option.

5.3           Proration of Taxes.  Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be the responsibility of the Owner.

5.4           Payment on Closing.  On closing of the Option, Lessee shall pay the Purchase Price to Owner.

5.5           Conveyance on Closing.  If Lessee exercises and closes the Option, Owner shall execute and deliver to Lessee the Deed.  The parties shall complete the Deed by inserting the description of the Property and the schedule of the Advanced Royalty Payments.  Owner and Lessee shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

5.6           Effect of Closing.  On closing of the Option, Lessee shall own the Property, subject to the Royalty reserved by Owner and Lessee’s obligations stated in the Deed.

6.            Compliance with the Laws. During the Term, Lessee agrees it shall at Lessee’s sole cost: (1) apply for all necessary permits, licenses and approvals; (2) promptly comply with all Governmental applicable Laws and Regulations relating to the condition, use or occupancy of the Property by Lessee, including but not limited to all exploration and development work performed by Lessee; (3) notify promptly Lessor of any allegations of substantial violation thereof; and (4) prepare and file all reports or notices required by Lessee.  Lessee shall not be in breach of this provision if a violation has occurred in spite of the Lessee’s good faith efforts to comply, and Lessee has timely cured or disposed of such violation through performance, or payment of fines and penalties.  For greater certainty, in respect of Section 8 during the Term, Lessee shall be responsible for title, property and permitting issues.  Lessee shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and Lessee shall defend, indemnify and hold harmless Lessor from any and all actions, assessment, mining claims, costs, fines, liability and penalties arising from or related to Lessee’s failure to comply with any applicable Governmental Regulations.   Lessee shall perform or cause to be performed during the Term all work necessary to comply with agreements, concessions or other instruments constituting and governing the Property and associated mining claims and shall take measures necessary to maintain same in full force and effect.  Lessee agrees to fence off all dangerous openings on the property and shall complete all necessary closure activities and repairs within thirty (60) days of the Effective Date.

7.             Lessee’s Work Practices and Reporting.

7.1           Work Practices.  During the Term, Lessee shall work the Property in a miner-like manner.

7.2           Inspection of Property and Data.  During the Term, Owner shall have the right to examine and make copies of all Data regarding the Property in Lessee’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of the Owner to examine such Data shall be exercised in a manner that does not interfere with the operations of the Lessee.  During the Term, Owner shall be permitted to enter the Property and Lessee’s workings at all reasonable times for the purpose of inspection, but Owner shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Lessee’s operations.

7.3           Reports and Release of Data.  Within thirty (30) days of the end of each Lease Year, Lessee shall, at Lessee’s sole costs, deliver to Owner address as set forth in the Notice provision in Section 22 herein, a copy of all Data, as well as deliver to Owner a report of all of Lessee’s activities conducted on the Property for such Lease Year, including itemized information concerning Work Commitment Expenditures incurred during the Lease Year.  Within sixty (60) days of the completion of all third party services which results in the production of Data (including but not limited to geochemical laboratories, geophysical surveys, remote sensing surveys), Lessee shall obtain from such service provider an assignment of all intellectual property rights in the Data to the Owner and provide a copy of the same to the Owner.  Lessee shall as well as forward release letters from third parties of specific surveys and data generated to Owner such that Owner owns the data and has full access and right to the Data. If Lessee fails to compile with the terms of this section within 30 days request, this

Agreement shall be null and void.

8.       Location of Additional Unpatented Mining Claims.  During the Term, all unpatented mining claims acquired by either Owner or Lessee which are partially or wholly in the Area of Interest shall be recorded in Owner’s name and shall be part of and subject to this Agreement.  If either Lessee or Owner acquires any unpatented mining claims in the Area of Interest, such party shall promptly notify the other party.  Either party may execute and deliver an amendment of this Agreement, in recordable form, which provides that the newly acquired unpatented mining claims are part of the Property and are subject to this Agreement.  The amendment may be recorded by either party.

8.1           Owner Acquired Rights.    If at any time while this Agreement is in effect, Owner stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claims, license, lease, grant, concession, permit, patent, or other minerals, property or surface rights or water rights (collectively, the “Acquired Rights and Interests”) located wholly or partly within the Area of Interest, the Owner shall forthwith give notice to Lessee of that staking or acquisition, the cost thereof and all details in possession of the Owner with respect to the nature of the Acquired Rights and the known mineralization.  Lessee may, within 30 days of receipt of this notice, elect to include within the Option the Acquired Rights by reimbursing the Owner for any and all acquisition costs. If Lessee elects not to include the Acquired Rights as part of the mining claims subject to this Agreement the Owner shall hold such Acquired Rights separate from this Agreement and Lessee shall have no rights or obligations thereto.

8.2           Lessee Acquired Rights.   If at any time while this Agreement is in effect, Lessee or otherwise acquires Acquired Rights located wholly or partly within the Area of Interest, then those Acquired Rights shall: (a) be included under this Agreement; (b) the cost of acquisition shall be deemed to be Work Commitment Expenditures; and (c) be transferred to the Owner should this Agreement expire or terminate.

8.3           Existing Third Party Rights.    Any and all existing third party Right, Title or Interest wholly or partly acquired controlled or located in any and all manners in the Area of Interest by Owner or Lessee on the Effective Date or any time in the future shall be subject to this Agreement.

8.4           Lessee Release of Claims.    Lessee shall not have the right to relinquish, release, abandon, quitclaim, drop (the “Release”) any claims or Acquired Rights without Owners prior written Approval.  If Owner agrees to allow Lessee to Release any Acquired Rights Interests in the Property, such Acquired Rights and Interest shall no longer be a part of this Agreement.

9.            Liens and Notices of Non-Responsibility.  Lessee agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by Lessee, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for Lessee which may or might become a lien, charge or encumbrance; except that Lessee need not discharge or release any such lien, charge or encumbrance so long as Lessee disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge lien acceptable to Owner.  Subject to Lessee’s right to post a bond in accordance with the foregoing, if Lessee does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner’s contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance.  All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney’s fees, shall be payable by Lessee to Owner on demand at the Interest Rate.  Owner shall, at Owner’s sole cost, file a Notice of Non-Responsibility in Owner name with the local County within 30 days of execution of this Agreement and herein attached as Exhibit C and by this reference incorporated in this Agreement.

10.          Taxes.

10.1         Real Property Taxes.  Owner shall pay any and all taxes assessed and due against the Property before execution of this Agreement, if required.  Lessee shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the Term upon the Property.  All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Lessee, except that neither Owner nor Lessee shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues or any other activities from the Property assessed solely to the other party.  The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.

10.2         Personal Property Taxes.  Each party shall promptly when due pay all taxes assessed against such party’s personal property, improvements or structures placed or used on the Property.

10.3         Income Taxes.  Neither the Owner nor the Lessee shall be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to the other, based upon payments under this Agreement.

10.4         Delivery of Tax Notices.    If Owner receives tax bills or claims that are Lessee’s responsibility, Owner shall promptly forward them to Lessee for payment.

11.          Insurance and Indemnity.

11.1         Lessee’s Liability Insurance.  Lessee shall, at Lessee’s sole cost, keep in force during the Term a policy of Commercial General Liability Insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring Lessee’s performance of Lessee’s indemnity obligations of this Agreement.

11.2         Form and Certificates.  The policy of insurance required to be carried by Lessee pursuant to this Section shall have a Best’s Insurance Rating of at least A-IX.  Such policy shall name Owner as an additional insured and contain a cross-liability and severability endorsement.  Lessee’s insurance policy shall also be primary insurance without right of contribution from any policy carried by Owner.  A certificate of insurance and a copy of Lessee’s insurance policy shall be provided to Owner before any entry by Lessee or its directors, officers, employees, representatives, agents, contractors or affiliates on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner. If Lessee breaches any of the terms in this Section, this Agreement shall null and void.

11.3          Waiver of Subrogation.  Lessee and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or Lessee and in force at the time of such loss or damage.

11.4         Waiver and Indemnification.  Except to the extent caused by the negligent or intention acts or omissions of the Owner, the Owner shall not be liable to Lessee and Lessee waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to Lessee’s business conducted on the Property.  Lessee shall defend, indemnify and hold harmless Owner and its its members, managers, shareholders, directors, officers, employees, agents and contractors  from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Lessee or Lessee’s agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by Lessee in the performance of any obligation on the part of Lessee to be performed under the terms of this Agreement (all of the foregoing collectively referred to as “General Indemnity Claims”).  Lessee agrees to defend all General Indemnity Claims on behalf of Owner, with counsel acceptable to Owner, acting reasonably.  The obligations of Lessee contained in this Section shall survive the expiration or termination of this Agreement.

12.          Environmental.

12.1         Environmental.  Hazardous Materials means any material, waste, chemical, mixture or byproduct which:  (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency.  Applicable Environmental Laws means any applicable Federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of Federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

12.2         Lessee Hazardous Material Activities.  Lessee shall limit any use, generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with Lessee’s use of the Property (collectively “Lessee Hazardous Materials Activities”) to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement.  Lessee Hazardous Materials Activities may include, without limitation, all such activities on or about the Property by Lessee’s employees, partners, agents, invitees, contractors and their subcontractors.  Lessee shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property.  Lessee shall cause all Lessee Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws.  Lessee shall promptly notify Owner and any applicable governmental agencies of any actual or claimed violation of Applicable Environmental Laws in connection with Lessee Hazardous Materials Activities, and Lessee shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with Lessee Hazardous Materials Activities.  If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for Lessee to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, Lessee shall be solely responsible, at Lessee’s expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit. Qualified personnel who have received proper training with respect to Hazardous Materials, including compliance with applicable OSHA laws and regulations, shall perform all Lessee Hazardous Materials Activities.  Lessee shall cause all Hazardous Materials present at the Property in connection with Lessee Hazardous Materials Activities to be safely and securely stored.  Lessee agrees to conduct all of its activities on the Property in accordance with all Applicable Environmental Laws.

12.3         Spills of Hazardous Materials.  Lessee shall promptly notify Owner and each governmental regulatory entity with jurisdiction of any spills, releases, or leaks of Hazardous Materials that occur in connection with Lessee Hazardous Materials Activities or Lessee’s use of the Property, including but not limited to any resulting contamination of the environment (collectively “Lessee Contamination”).  Further, Lessee shall promptly notify Owner and any applicable governmental agencies of any claims of which Lessee becomes aware regarding any actual or alleged Lessee Contamination.  Lessee shall be solely responsible at its expense for promptly, diligently and thoroughly investigating, monitoring, reporting on, responding to, and cleaning up to completion any and all such Lessee Contamination, in full conformance to Applicable Environmental Laws (collectively the “Lessee Environmental Response Work”).  All Lessee Environmental Response Work shall be reported to each governmental regulatory entity with jurisdiction on an ongoing basis (as required by Applicable Environmental Laws), and Lessee shall diligently attempt to obtain written concurrence from such each such regulatory entity that all Lessee Environmental Response Work has been satisfactorily performed and completed.  Lessee at its expense shall keep Owner timely informed of Lessee’s progress in responding to any Lessee Contamination, including but not limited to providing Owner with copies, at Lessee’s expense, of all reports, work plans, and communications with governmental regulatory entities.

12.4         Removal of Stored Hazardous Materials.     Before the expiration or termination of this Agreement, and notwithstanding any other provision of this Agreement, and in full conformance to Applicable Environmental Laws, Lessee shall:  (a) cause to be properly removed from the Property all Hazardous Materials stored at the Property in connection with Lessee’s use of the Property or in connection with Lessee Hazardous Materials Activities; and (b) cause to be properly dismantled, closed and removed from the Property all devices, drums, equipment and containments used for handling, storing or treating Hazardous Materials Activities.  As part of the closure and removal activities described in the preceding sentence, Lessee shall cause to be performed representative environmental sampling of areas of the Property where such handling, storing or treating of Hazardous Materials occurred, to confirm that no contamination of the environment has resulted from any Lessee Hazardous Materials Activities.  A qualified environmental consultant shall perform such sampling, and such consultant shall promptly issue a written report, which describes the consultant’s data, findings, and conclusions, a copy of which shall be provided to Owner at Lessee’s expense.  If any Lessee Contamination is discovered, Lessee shall immediately initiate Lessee Environmental Response Work as prescribed in this Agreement.

12.5         Environmental Indemnity.  Lessee shall promptly reimburse, defend, indemnify (with legal counsel acceptable to Owner, acting reasonably) and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney’s fees, consultant’s fees and other expert’s fees and costs), and damages, which arise from or relate to:  (a) Lessee Hazardous Materials Activities; (b) Lessee Contamination; (c) any non-compliance with Applicable Environmental Laws in connection with Lessee’s use of the Property; or (d) a breach of any obligation of Lessee under this Section..

12.6         Survival.  The provisions of this Section shall survive expiration and termination of this Agreement.

13.          Property Maintenance and Work Commitment.

13.1         Annual Assessment Work.  To the extent required by law, beginning with the annual assessment work period of September 1, 2012 to September 1, 2013, and for each subsequent annual assessment work year commencing during the Term and not less than thirty (30) days before the applicable deadline, Lessee shall perform,  for the benefit of the Property,  work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the  appropriate federal, state and local office as required by applicable Federal, State, County and local laws, regulations and ordinances.   Lessee shall deliver to Owner proof of Lessee’s compliance with this Section not less than fifteens (30) days before the applicable deadline.  If Lessee elects to terminate this Agreement prior to June 1 of each calendar year for the succeeding annual assessment year, Lessee shall have no obligations to either perform annual assessment work or to prepare, record and /or file evidence of the same for the following annual assessment year.  If Lessee elects to terminate this Agreement after June 1 of each calendar year for the succeeding annual assessment year, Lessee shall be responsible and obligated to either perform annual assessment work or to prepare, record and /or file evidence of the same for the following annual assessment year. The parties acknowledge that there are presently no annual assessment work requirements for the unpatented mining claims which constitute the Property.

13.2         Federal, State and County Mining Claim Maintenance Fees.   If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all  or part of the Property, beginning with the annual assessment work period of September 1, 2012 to September 1, 2013 Lessee shall timely and properly pay the Federal Annual Mining Claim Maintenance Fees and the County Annual Affidavit and Notice of Intent to Hold Fees by the date stated below, of Owner’s intention to hold and control the mineral rights of the unpatented mining claims which constitute the Property.   If Lessee elects to terminate this Agreement prior to June 1 of each calendar year for the succeeding annual assessment year, Lessee shall have no obligations to payment of the Federal Annual Mining Claim Maintenance Fees and the County Annual Affidavit and Notice to Hold Fees.  If Lessee elects to terminate this Agreement after June 1 of each calendar year for the succeeding annual assessment year, Lessee shall be responsible and obligated to pay the Federal Annual Mining Claim Maintenance Fees and the County Annual Affidavit and Notice to Hold Fees and this section shall survive termination of this Agreement.  Lessee shall deliver to Owner proof of Lessee’s compliance of the payment of the Federal Annual Mining Claim Maintenance Fees and the County Annual Affidavit and Notice to Hold Fees prior to August 1 of each calendar year or this Agreement shall be null and void.

13.3         Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress.  The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement.  If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner’s interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner title in the Property, and Lessee shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner’s interest in and to the Property, except as expressly provided in this Agreement.

If pursuant to any amendment or supersession of the mining laws, Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement.  Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

14.          Relationship of the Parties.

14.1         No Partnership.  This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint  venture,  partnership,  mining  partnership  or other  partnership  relationship  between  the parties.

14.2         Competition.  Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party.  In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

15.          Inspection.  Owner or Owner’s duly authorized representatives shall be permitted to enter on the Property at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Lessee’s operations.

16.          Title.   Owner represents to Lessee to the best of their knowledge and belief as follows:  (a) the mining claims which were located by Owner and which are part of the Property were properly located in accordance with applicable federal and state laws and regulations; (b) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and the federal annual mining claim maintenance and rental fees have been paid properly; (c) the claims are in good standing; (d) subject to the paramount title of the United States, Owner has good right and full power to lease and to convey the interests described in this Agreement; (e) the claims are free and clear of all liens, claims and encumbrances created by, through or under Owner; (f) Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable Minerals on or under the Property.  No other statement of mineral value is expressed or implied.

17.          Covenants, Warranties and Representations.  Each of the parties covenants, warrants and represents for itself as follows:

17.1         Compliance with Laws.  That the parties  have complied with all applicable laws and regulations  of  any  governmental  body,  federal,  state  or  local,  regarding  the  terms  of  and performance of its obligations under this Agreement.

17.2         No Pending Proceedings.  Both parties acknowledge that there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

17.3         Costs.  That the parties shall pay their own costs and expenses incurred or to be incurred by it in negotiating  and  preparing  this  Agreement  and  in  closing  and  carrying  out  the  transactions contemplated by this Agreement.

17.4         Brokers.    That the parties have had  no  dealings  with  any  agent,  broker  or  finder  in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent’s broker’s or finder’s fee is due in connection with this Agreement.

17.5         Patriot Act.  That the parties are not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and are not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

17.6         Lessee Representation and Warrants.   Lessee hereby represents and warrants to Owner to the best of their knowledge that:

a)	it is qualified to acquire and dispose of interests in, and to explore, develop and exploit, mining properties in the State of Nevada;
b)
it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

c)	all necessary corporate and shareholder or partnership approvals have been obtained and are in effect with respect to the transactions contemplated hereby, and no further action on the part of the directors or shareholders is necessary or desirable to make this Agreement valid and binding on it;
d)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by its constating documents or any agreement to which it is a party;

e)	it is familiar with the laws and regulations that relate to the Property (including without limitation, the laws and regulations of the Nevada State Land Department); and,
f)	there is no finders’ fee or other obligations imposed upon the Lessee related to the execution of the Option, and the Lessee shall indemnify and hold harmless the Owner from any such claim.

17.7         Owner Representation and Warrants.   Owner hereby represents and warrants to Lessee to the best of their knowledge  that:

a)	it has full power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated herein;
b)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which Owner is a party;

c)
each of the unpatented mining claims included in and comprising the Property have been duly issued by the State of Nevada and are in good standing and Owner hold an undivided, sole and exclusive 100% interest in and to each of the permits comprising the Property, free and clear of all liens, charges, royalties and encumbrances;

d)	there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which Owner is aware;
e)	it does not warrant the accuracy of any data or technical information furnished to Lessee either before or subsequent to the execution of this Agreement; and
f)
it has the exclusive right to enter into this Agreement, have not made any sale, lease or agreement affecting the rights granted herein, and have all necessary powers and authority to dispose of any and all rights, titles and interests in and to the Property in accordance with the terms of this Agreement.

17.8         Representations and Warranties Survival.    The representations and warranties set forth herein are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Lessee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

18.          Termination by Expiration, Default or Agreement.  This Agreement shall terminate as expressly provided herein, unless earlier terminated by mutual written agreement.

18.1         Termination by Owner.  Any material failure by Lessee to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default.  Owner may give Lessee written notice of a default.  If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if Lessee has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Lessee of Owner termination of this Agreement.  In the case of Lessee’s failure to pay the Payments, Owner shall be entitled to give Lessee written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then Owner may terminate this Agreement by delivering notice to Lessee of Owner termination of this Agreement.  On Owner termination of this Agreement based on Lessee’s default, Owner shall have the right to execute and record Exhibit F, Notice of Termination of Lease and Purchase Option and/or Owner may request and Lessee shall execute and deliver to Owner a Release and Termination document for this Agreement in a form acceptable to Owner for recording which shall transfer any and all Lessee’s right, title and interest in the Property to Owner.

18.2         Termination by Lessee and Quitclaim Deed.     Lessee may at any time terminate this Agreement by giving thirty (30) days advanced notice to Owner.  If Lessee terminates this Agreement, Lessee shall perform all obligations and pay all payments which accrue or become due before or after the termination date.  On Lessee’s termination of this Agreement, Owner shall have the right to execute and record Exhibit F, Notice of Termination of Lease and Purchase Option and/or Owner may request and Lessee shall execute and deliver to Owner a Release and Termination document for this Agreement in a form acceptable to Owner for recording which shall transfer any and all Lessee’s right, title and interest in the Property to Owner.

18.3         Continuing Obligations and Environmental Liabilities.  During the Term of this Agreement and after termination or expiration under this Section 18, Lessee shall remain liable for liabilities to Owner and/or third parties arising out of or related to Lessee's use of and/or activities on the Property, including environmental liabilities and related bonding requirement.  Lessee's liabilities and obligations shall include environmental damage and liabilities, which are caused by or as a result of work done on the Property as described in Section 6 of this Agreement.  This provision shall survive expiration or termination of this Agreement.

18.4         Surrender of the Property and Disposition of Assets on Termination.  On expiration or termination of this Agreement, Lessee shall surrender the Property promptly to Owner and at Lessee’s sole cost shall remove from the Property all of Lessee’s buildings, equipment and structures free and clear of all encumbrances. All costs and expenses incurred in connection with the removal or disposal of any and/or all of the personal property, including all buildings, equipment and structures and Data on the Property and the termination of this Agreement and any business related to this Section shall be expenses chargeable to Lessee and reimbursed to Owner or its Affiliates. This provision shall survive expiration or termination of this Agreement. Lessee shall reclaim the Property in accordance with all applicable Governmental Regulations.  Lessee shall diligently perform reclamation and restoration of the Property such that Lessee’s reclamation and restoration shall be completed no later than the date required under any Governmental Regulations or no later than one hundred eighty (180) days of the expiration or termination of this Agreement.  .

18.5         Right to Data after Termination.  Within thirty (30) days following termination or expiration of this Agreement, Lessee shall deliver to Owner at its sole costs all Data, as defined in Section 1 Definitions and in this Agreement regarding the Property in Lessee’s possession at the time of termination which before termination have not been furnished to Owner and, at Owner request, Lessee shall deliver, at its sole costs, to Owner at Owner elected and directed location all Data, including but not limited to drilling core, drill RC chips and trays, coarse rejects, pulps, samples, sample splits and thin sections taken from the Property.

18.6         Non-Compete Covenants.  Should Lessee terminate this agreement, Lessee shall not directly or indirectly acquire any rights, titles or interests to any portion of the Property or within the Area of Interest, for a period of two (2) year from the date of termination.   If Lessee breaches this Section, Lessee shall be obligated and shall within fifteen (15) days of the breach, convey to Owner at Lessee sole costs, any and all such Property and any and all other rights, titles and interests so acquired by Lessee.  Such conveyance shall be made in writing and can be accepted by Owner at any time within ninety (90) days after the offer is delivered and received by Owner.  Failure of Lessee to comply with this Section shall be a breach by Lessee of this Agreement, and Owner shall have any and all legal recourse to recoup its losses and damages at Lessee’s sole expense, including but not limited to attorney and legal fees.

18.7.        Continued Authority.  On termination of the Agreement, Lessee shall complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of operations prior to such termination or withdrawal.  Owner shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of both parties and the Property, and take any other reasonable action.

19.          Confidentiality.  The Data and information, including the terms of this Agreement, coming into Lessee’s possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed.  If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

20.          Assignment.

20.1         Assignments and Transfers.  This Agreement and the terms and the conditions hereof shall be freely assignable and shall be binding upon and extend to the successors, heirs, and assigns of the parties; provided, however, that: (a) no transfer, assignment, royalty or other monies payable or the rights hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of the parties; and (b) no assignment or transfer by Owner or Lessee shall be effective until Lessee or Owner has received written notice of such assignment or transfer.  Upon an assignment or transfer, the assigning party and its assignee shall give written notice of such assignment to the non-assigning party, specifying therein the name(s) and address(s) (for notices and payments) of the assignee and the rights, titles and interests assigned.  Following an assignment or transfer by Owner or Lessee, the assignee or transferee shall be deemed to be included in the term “Owner” or “Lessee” for all purposes of this Agreement.

20.2         Lessee’s Assignment. Lessee shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (the “Transfer”) all or any part of its interest in this Agreement or the Property, without, in each case, Owner’ prior written consent, which shall not be withheld unreasonably.  Owner shall have 30 days from date of notice that such Transfer is planned to object.  If no objection has been received within 30 days, Lessee is free to proceed with the Transfer.  Any Transfer which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement.

20.3         Owner’s Assignment.   Owner shall have the right to transfer, assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer all or any part of its interest in this Agreement or the Property.  No change in Ownership in the Property shall affect Lessee's obligations under this Agreement unless and until Owner delivers and Lessee receives copies of the documents which demonstrate the change in Ownership of Owner's interest.  Until Lessee receives Owner's notice and the documents required to be delivered under this Section, Lessee shall continue to make all payments under this Agreement as if the transfer of Owner's interest had not occurred.  No division of Owner's interest as to all or any part of the Property shall enlarge Lessee's obligations or diminish Lessee's rights under this Agreement.

21.          Memorandum Agreement.  Concurrent with execution of this Agreement, the parties shall execute and deliver a Memorandum of Agreement (the “Memorandum”) set forth in Exhibit D attached hereto. The execution of the Memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

22.          Notices.  Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, e-mail, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section.  Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

If to Owner:	Mountain Gold Exploration, Inc.	Lane Griffin and Associates
	PO Box 21146	321 Spokane Street
	Reno, NV 89515	Richland, Washington 99354
	Fax: 775-849-1985	206-790-3346
	E-mail: mtngold@charter.net	E-mail: kwajalane@yahoo.com

Delivery of all Data to:	Mountain Gold Exploration, Inc.
760 Brenda Way
Washoe Valley, Nevada 89704

If to Lessee:	Idaho North Resources Corp.
2555 West Palais Drive
Coeur d’ Alene, Idaho 83815
509-928-7604
E-mail: mafralich@gmail.com

23.          Binding Effect of Obligations.   This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

24.          Entire Agreement.  The parties agree that the entire agreement between them is written in this Agreement. There are no terms or conditions, express or implied, other than expressly stated in this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

25.          Choice and Governing Law and Venue Selection.  This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Nevada.  Venue and any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced, heard and lie with the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

26.          Multiple   Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

27.          Severability.  If any part, term or provision of this Agreement is held by a court of competent  jurisdiction  to  be  illegal  or  in  conflict  with  any  Governmental  Regulations,  the validity  of  the  remaining  portions  or  provisions  shall  not  be  affected,  and  the  rights  and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

28.          Time of Essence.  Time is of the essence in the performance of the parties’ obligations under this Agreement.

LESSEE:

Idaho North Resources Corporation.

MARK FRALICH	Date:	7/27/2012
By: Mark Fralich, President

OWNER:

Mountain Gold Exploration, Inc.

THOMAS E. CALLICRATE	Date:	7/27/2012
By: Thomas Callicrate, President

Lane Griffin and Associates

LANE GRIFFIN	Date:	7-27-2012
By: Lane Griffin, Individual

EXHIBIT A
To
Eagleville Property
Exploration and Mining Lease and Option to Purchase Agreement

DESCRIPTION OF PROPERTY THAT INCLUDES THE MINING CLAIMS AND THE AREA OF INTEREST

A.	Property: The following 58 unpatented lode mining claims and Area of Interest are located in the Eagleville Mining District, Township 13 and 14 North, Range 33 East, Mineral County, Nevada.

A-1.         Unpatented Lode Mining Claim Names

Name of Claim	BLM Serial No.

Molly	683538
Mitchel	683539
Sleeper	840466
Dragon Stone	840467
Eagle Gold 1	813143
Eagle Gold 2	813144
Eagle 12	800373
Eagle 14	800374
Eagle 33	800375
Eagle 35	800376
Eagle 8 to Eagle 11	846896 to 846899
Eagle 13	846900
Eagle 15 to Eagle 18	846901 to 846904
Eagle 27 to Eagle 32	846913 to 846918
Eagle 37	846919
Eagle 39 to Eagle 42	846920 to 846923
Eagle 44	846925
Eagle 46	846927
Eagle 51	846932
Eagle 52 to Eagle 70	846951 to 846969
Eagle 91 to Eagle 94	846946 to 846949
Eagle 102	846950
Eagle 103	846971

A-2          Area of Interest: (the “AOI”) means the geographic area and legal description external to the boundary of the Claims and is effective and made a part of the Property as of the Effective Date.  The AOI is defined as: T14N, R33E sections 32, 33, 34 and 35 and T13N, R33E sections 2, 3, 4, 5, 8, 9, 10 and 11 and made a part of this Agreement.

EXHIBIT B
To
Eagleville Property
Exploration and Mining Lease and Option to Purchase Agreement
_________________________________________________________________________________________

DESCRIPTION OF ROYALTY – NET SMELTER RETURNS

Lessee:   Idaho North Resources Corporation

Owner:   Mountain Gold Exploration, Inc.
Lane A. Griffin and Associates

1.
Definitions.   The terms defined in the instrument to which this Exhibit is attached and made a part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1.1
“Gold Production” means the quantity of refined gold outturned to Lessee’s account by an independent third party refinery for gold produced from the Property during a calendar month on either a provisional or final settlement basis.

1.2	“Gross Value” shall be determined on a calendar month basis and have the following meanings with respect to the following Minerals:

1.2.1	Gold

a)
If Lessee sells unprocessed gold ores or gold concentrates or gold dore produced from Minerals, then Gross Value shall be the value of the gold contained in the gold concentrates, dore and ore determined by utilizing (1) the mine weights and assays for such gold concentrates, dore, and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Monthly Average Gold Price for the month in which the gold concentrates, dore, and ore were sold.

b)
If Lessee produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry)  from Minerals, and if Section 1.2.1 (a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price.

1.2.2	Silver

a)
If Lessee sells unprocessed gold ores or gold concentrates or gold dore produced from Minerals, then Gross Value shall be the value of the silver contained in the silver concentrates, dore, or ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, dore or ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Monthly Average Silver Price for the month in which the silver concentrates, dore or ore were sold.

b)	If Lessee produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2 (a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined. The Gross Value shall be determined my multiplying Silver Production during the month by the Monthly Average Silver Price.

1.2.3	All Other Minerals

a)
If Lessee sells any concentrates, fore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals: (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the monthly average price for the Minerals or product of the Minerals for the month in which the concentrates, dore or ore was sold. The monthly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

b)
If Lessee produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3 (a)  above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Leases during the month from the sale of such refined or processed metals. Lessee shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at process and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3
“Minerals” means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements, and mineral compounds and geothermal resources, except the mineral of Barite, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined, or processed by any method presently known or developed or invented after the Effective Date.

1.4	“In Cash” means Net Smelter Return Royalty paid in full and delivered in US dollars to Owner.

1.5	“In-Kind” means Net Smelter Return Royalty paid in full and delivered in physical, refined bullion to Owner.

1.6
“Monthly Average Gold Price” means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such process reported for the month by the number of days for which such process were reported during that month. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established market selected by Lessee, as such prices are published in Metals Week magazine and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.7
“Monthly Average Silver Price” means the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the month by the number of days in such month for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Lessee as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.8	“Net Smelter Returns” means the Gross Value of all Precious Metals and Other Minerals, less costs,

charges and expenses paid or incurred by Lessee with respect to the refining and smelting of such Minerals, without limitation:

1.8.1	Charges for smelting and refining (including sampling, assaying and penalty charges); and

1.8.2
Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of product from the Property to the smelter refinery, but in no event shall charges or costs of transportation of Minerals from any mine on the Property to autoclave, concentrator, crusher, mill or plant which is not a smelter or refinery.

1.9	“Other Minerals” means all other metals and Minerals, including Barite and rock and stone materials except for Precious Metals.

1.10	“Precious Metals” means gold, silver and all platinum group metals.

1.11
“Silver Production” means the quantity of refined silver outturned to Lessee's account by an independent third-party refinery for silver produced from the Property during the calendar month on either a provisional or final settlement basis.

2.	Payment Procedures.Payment of Net Smelter Returns Royalty may be made in Cash or In-Kind at the election of the Owner as follows:

2.1
Accrual of Obligation.  Lessee's obligation to pay the Net Smelter Returns Royalty shall accrue upon the sale of unrefined metals, dore, concentrates, ores or other Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Lessee's account.

2.2
Futures or Forward Sales.  Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 above (with respect to sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Lessee, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3
Sampling and Commingling. All Minerals for which a Net Smelter Returns Royalty is payable shall be measured, sampled and analyzed in accordance with the commingling plan approved in accordance with the Agreement to which this Exhibit is attached.

2.4
Monthly Calculations and Payments. Net Smelter Returns Royalties shall be determined on a calendar month basis.  Net Smelter Returns Royalties shall be paid on or before the last business day of the calendar month immediately following the last day of the calendar month in which same accrued, but in any event Owner shall be paid no less frequently than when Lessee is paid. Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from the Property is delivered, made available, or credited to Lessee by a mint or refiner.  The price used for calculating the Net Smelter Royalty on Precious Metals and Other Minerals shall be determined in accordance with Standard Practices and in accordance with this Agreement and Exhibit B.

2.4.1
Payment of Royalty in Cash.    Unless the Owner elects to receive Net Smelter Return Royalties In Kind, it shall be deemed to have elected to receive all Net Smelter Returns Royalties In Cash and all Net Smelter Returns Royalty payments shall be made by check payable to Owner and delivered to the address listed in this Agreement, or to such other address as Owner may direct in writing or by direct bank deposit to Owner account as Owner shall designate in writing.

2.4.2	Payment of Royalty In-Kind. Owner may elect to receive its Net Smelter Returns Royalties, either in whole or in part, In-Kind. The elections may be exercised once per year on a calendar year basis during the life of production from the Property.  Notice of election to receive the following year's Net Smelter Returns Royalty for In Kind payment shall be made in writing by Owner and delivered to Lessee on or before December 41 of each year.  As of the Effective Date of this Agreement, Owner elects to receive its Net Smelter Returns Royalty on gold In Kind.  Net Smelter Returns Royalties on Precious Metals other than gold and all Other Minerals shall be payable In Cash.

If Owner elects to receive its Net Smelter Returns Royalty In Kind, Owner shall open a bullion storage account at each refinery or mint designated by Lessee as a possible recipient of refined bullion in which Owner owns an interest.  Owner shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and Lessee shall not be required to bear any additional expense with respect to such In-Kind payments.

2.5
Net Smelter Returns Royalties In-Kind Payment.      Net Smelter Returns Royalties will be paid by the deposit of refined bullion into Owner’s account.  On or before the 25th day of each calendar month following a calendar month during which production and sale or other disposition occurred, Lessee shall deliver written instructions to the mint or refinery, with a copy to Owner, directing the mint or refinery to deliver refined bullion due to Owner in respect of the Net Smelter Returns Royalty, by crediting to Owner's account the number of ounces of refined bullion for which Net Smelter Returns Royalty is due; provided, however, that the words “other disposition” as used in this Agreement shall not include processing, milling, beneficiation.  The number of ounces of refined bullion to be credited will be based upon Owner’s share of the previous month's production and sale or other disposition as calculated pursuant to the commingling provisions.

(a)           Net Smelter Returns Royalties payable In Kind on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for silver and platinum group metals.

(b)          Title to refined bullion delivered to Owner under this Agreement shall pass to Owner at the time such bullion is credited to Owner at the mint or refinery. Owner agrees to hold harmless Lessee from any liability imposed as a result of the election of Owner to receive Net Smelter Returns Royalties In Kind and from any losses incurred as a result of Owner trading and hedging activities.  Owner assumes all responsibility for any shortages which occur as a result of Owner anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint.

(c)          When Net Smelter Returns Royalties are paid In Kind, they will not reflect the costs deductible in calculating Net Smelter Returns under this Agreement.  Within thirty (30) days of the receipt of a statement showing charges incurred by Lessee for transportation, smelting or other deductible costs, Owner shall remit to Lessee full payment for such charges.  If Owner does not pay such charges when due, Lessee shall have the right, at its election, provided Owner does not dispute such charges, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to Owner in the following month.

2.6
Statements.  At the time of payment of the Net Smelter Returns Royalty, Lessee shall provide with such payment a statement showing in reasonable detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Lessee in the preceding calendar month; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in reasonable detail to explain the calculation of the Net Smelter Returns Royalty payment with respect to such calendar month.

2.7
Inventories and Stockpiles.  Lessee shall include in all monthly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days.  Owner shall have thirty (30) calendar days after receipt of the statement to either:  (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1(b) with respect to gold, and 1.2.2(b) with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Section 1.8 above, or (b) elect to wait until such time as Royalties otherwise would become payable pursuant to sections 1.2.1(b) and 1.2.2(b). The failure of Owner to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b).  No Net Smelter Returns Royalty shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates are actually sold.

2.8
Final Settlement.  All Net Smelter Returns Royalty payments shall be considered final and in full satisfaction of Lessee's obligations with respect thereto, unless Owner gives Lessee written notice describing a specific objection to the calculation thereof within one year after receipt by Owner of the monthly statement provided for in Section 2.5.  If Owner objects to a particular monthly statement it shall have the right, for a period of thirty (30) days after Lessee's receipt of such objection, upon reasonable notice and at a reasonable time, to have Lessee's accounts and records relating to the calculation of the Net Smelter Returns Royalty payment with respect to the calendar month in question audited by an independent certified public accountant.  If such audit determines that there has been a deficiency or an excess in the payment made to Owner, such deficiency or excess shall be resolved by adjusting the next monthly Net Smelter Returns Royalty payment due Owner. Owner shall pay all costs of such audit unless a deficiency of five percent (5%) or more of the Net Smelter Returns Royalty due for the calendar month in question is determined to exist.  Lessee shall pay the costs of such audit if a deficiency of five percent (5%) or more of the amount due for the calendar month in question is determined to exist.  All books and records used by Lessee to calculate the Net Smelter Returns Royalties due hereunder shall be kept in accordance with generally accepted accounting principles.

2.9
Transfer or Encumbrance of Net Smelter Royalty. Subject to Section 22 of the Agreement to which this Exhibit B is attached, Owner may transfer or encumber all or any part of its right, title and interest in and to the Net Smelter Returns Royalty.

3.0           Royalty for Other Minerals

3.0.1        In the case of  Other Minerals, excluding Barite, the beneficiated products thereof ("Other Minerals"), the Royalty for Other Minerals shall be determined by multiplying (a) the gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Lessee during the preceding calendar month by (b) the average of the New York Commodities Exchange final daily spot prices reported for the preceding calendar month of the appropriate Other Mineral, and subtracting from the product of Subsections 1(a) and 1(b) only the following if actually incurred: (i) charges imposed by the Lessee for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to Lessee's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; (ii) penalty substance, assaying, and sampling charges imposed by the Lessee for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to Lessee's mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and (iii) charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from Lessee's final mill or other final processing plant to places where such Other Minerals are smelted, refined and/or sold or otherwise disposed of.  If for any reason the New York Commodities Exchange does not report spot pricing for a particular Other Mineral, then the Parties shall mutually agree upon an appropriate pricing entity or mechanism that accurately reflects the market value of any such Other Mineral.

3.0.2.       In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by Lessee, which facilities were not constructed solely for the purpose of milling or processing Other Minerals from the Property, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Lessee would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by Lessee then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Lessee with respect to such smelting and refining. In the event Lessee receives insurance proceeds for loss of production of Other Minerals, Lessee shall pay to Owner the Royalty percentage of any such insurance proceeds which are received by Lessee for such loss of production.

3.1
Audit.  Upon reasonable notice and at a reasonable time, the Owner shall have the right to audit and examine the Lessee’s accounts and records relating to the calculation of the Net Smelter Returns royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to Owner, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due Owner. Owner shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar month in question is determined to exist. All books and records used by Lessee to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

EXHIBIT C
To
Eagleville Property
Exploration and Mining Lease and Option to Purchase Agreement
_________________________________________________________________________________________

QUITCLAIM DEED WITH RESERVATION OF ROYALTY

This Quitclaim Deed with Reservation of Royalty (the “Deed”) is made by and among Mountain Gold Exploration, Inc., a Nevada Corporation and Lane Griffin and Associates, Individuals, collectively (the “Owner”) and Idaho North Resources, Corporation, an Idaho Corporation (the “Lessee”)

RECITALS

A.
Owner and Lessee are parties to the Mining Lease and Option to Purchase Agreement effective as of July ____, 2012 (the “Agreement”), concerning the Eagleville Property and other unpatented mining claims situated in Mineral County, Nevada, more particularly described in Exhibit A attached hereto and by this reference incorporated in this Deed (collectively the “Royalty Property”), in accordance with which Owner agreed to sell to Lessee all of Owner’s right, title, and interest in and to the Royalty Property, subject to Owner’s reservation to Owner of the production royalty (the “Royalty”) described in this Deed.

B.	Owner and Lessee have closed the purchase and sale of the Royalty Property in accordance with the Agreement.

In consideration of the parties’ rights and obligations under the Agreement, the parties agree as follows:

1.
Quitclaim.   Owner quitclaims to Lessee, and its assigns and successors forever, all of Owner’s right, title and interest in the Royalty Property, except and subject to Owner’s reserved Royalty and the parties’ rights and obligations under this Deed.

2.
Royalty   Owner grants, reserves and retains to itself, and Owner’s assigns and successors forever, and Lessee agrees and covenants to pay to Owner, and Owner’s assigns and successors, a production royalty equal to two percent (3%) of the Net Smelter Returns (“NSR”), as calculated and determined in accordance with Exhibit B attached to and by this reference incorporated in this Deed. Lessee shall have the option to purchase a portion of the 3% Royalty from the “Property” representing one percent (1%) of the NSR for one million dollars ($1,000,000 million), in accordance with the terms of the Deed.  Lessee shall have the option to purchase an additional one percent (1%) of the remaining two percent (2%) NSR for three million dollars ($3,000,000 million), in accordance with the terms of the Deed. Lessee may exercise the option to purchase the Royalty at any time within six (6) months after Lessee completes a positive, bankable, feasibility study and commits the development of the Property as a mine.

2.1
Burden on Royalty Property.   The Royalty shall burden and run with the Royalty Property, including any amendments, conversions to a lease or other form of tenure, relocations or patent of all or any of the unpatented mining claims which comprise all or part of the Royalty Property. On amendment, conversion to a lease or other form of tenure, relocation or patenting or any of the unpatented mining claims which comprise all or part of the Royalty Property, Lessee agrees and covenants to execute, deliver and record in the office of the recorder in which all or any part of the Royalty Property is situated an instrument by which Lessee grants to Owner the Royalty and subjects the amended, converted or relocated unpatented mining claims and the patented claims, as applicable, to all of the burdens, conditions, obligations and terms of this Deed.

2.2
Payment of the Royalty. Lessee shall calculate and pay the Royalty monthly in accordance with the provisions of Exhibit B. If Lessee does not timely pay the Royalty, Owner may give written notice to Lessee that Lessee is in default of its obligations under this Deed, and unless within five (5) business days of receipt by Lessee of such notice, Owner receives the delinquent Royalty payment, then Lessee shall pay interest on the delinquent payment at the statutory rate determined in accordance with the law of Nevada which shall accrue from the date the delinquent Royalty payment was due to the date of payment of the Royalty and accrued interest.

2.3	Production Records. Lessee shall keep true and accurate accounts, books and records of all of its activities, operations and production of Minerals on the Royalty Property.

2.4	Advanced Royalty Payments. On the dates described below, Lessee shall pay to the Owner the sums (“Advanced Royalty Payments”) described below:

On Execution of this Agreement (“Effective Date”)	$6,000.00	300,000 shares
First anniversary of the Effective Date	$15,000.00	150,000 shares
Second anniversary of the Effective Date	$20,000.00	150,000 shares
Third anniversary of the Effective Date	$30,000.00
Fourth anniversary of the Effective Date	$40,000.00
Fifth to Tenth anniversary of the Effective Date	$50,000.00
Tenth anniversary of the Effective Date and thereafter	$100,000.00

The Advanced Royalty Payments paid by Lessee to Owner under the Agreement or this Deed shall constitute advance royalty payment obligations. Lessee’s Advanced Royalty Payment obligation shall terminate on Lessee’s abandonment of the Royalty Property or the cessation of the mining of or exploration for Minerals from the Property and the Area of Interest and Lessee’s delivery of formal notice to regulatory agencies having jurisdiction of Lessee’s operations on the Property and in the Area of Interest that Lessee has ceased operations and commenced reclamation of the mine on the Property or in the Area of Interest.

3.
Commingling   Lessee shall have the right to commingle Minerals from the Royalty Property with Minerals mined from other properties. Not less than sixty (60) days before commencement of commingling, Lessee shall notify Owner and shall deliver to Owner Lessee’s proposed commingling plan for Owner’s review. Before Lessee commingles any Minerals produced from the Royalty Property with Minerals from other properties, the Minerals produced from the Royalty Property and other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial Minerals and other appropriate content. Lesser shall keep detailed accounts and records which show measures, assays of metal, commercial Minerals, and other appropriate content and penalty substances, and gross metal content of the Minerals. From this information, Lessee shall determine the amount of the Royalty due and payable to Owner for Minerals produced from the Royalty Property commingled with Minerals from other properties.

4.             Reports and Release of Data.  Within thirty (30) days of the end of each Lease Year, Lessee shall, at
Lessee’s sole costs, deliver to Owner a copy of all Data and a summary report of all exploration, development and mining activities and operations conducted by Lessee on or relating to the Property during the preceding calendar year, including itemized information concerning Work Commitment Expenditures incurred during the Lease Year.  Such report shall include estimates of proposed expenditures upon, anticipated production from and estimated remaining ore reserves on the Royalty Property for the succeeding year. Lessee shall provide Owner reasonable access to all data and information generated regarding the Royalty Property. Within sixty (60) days of the completion of all third party services which results in the production of Data (including but not limited to geochemical laboratories, geophysical surveys, remote sensing surveys), Lessee shall obtain from such service provider an assignment of all intellectual property rights in the Data to the Owner and provide a copy of the same to the Owner.  Lessee shall as well as forward release letters from third parties of specific surveys and data generated to Owner such that Owner owns the data and has full access and right to the Data. If Lessee fails to compile with the terms of this section within 30 days request, this Agreement shall be null and void.

5.
Inspections   Owner, or its authorized agents or representatives, may enter upon all surface and subsurface portions of the Royalty Property for the purpose of inspecting the Royalty Property and all improvements and operations on the Royalty Property, as well as inspecting and copying all accounts and records, including without limitation such accounts and records which are maintained electronically, pertaining to all activities and operations on or relating to the Royalty Property, the improvements or operations.

6.	Compliance with Laws, Reclamation, Environmental Obligations and Indemnities

6.1
Compliance with Laws.  Lessee shall at all times comply with all applicable federal, state and local laws, regulations and ordinances relating to Lessee’s activities and operations on or relating to the Royalty Property.

6.2
Reclamation, Environmental Obligations and Indemnities. Lessee shall perform all reclamation required under Federal, state, and local laws, regulations and ordinances relating to Lessee’s activities or operations on or relating to the Royalty Property and only those past activities for which Lessee has specifically agreed to accept liability and responsibility for Lessee shall defend, indemnify and hold harmless Owner from and against any and all actions, claims, costs, damages, expenses (including attorney’s fees and legal costs), liabilities and responsibilities arising from or relating to Lessee’s activities or operations on or relating to the Royalty Property, including those under laws, regulations and ordinances intended to protect or preserve the environment or to reclaim the Royalty Property. Lessee’s obligations under this Section shall survive the abandonment, surrender or transfer of the Royalty Property.

7.
Tailings and Residues.   All tailings, residues, waste rock, spoiled leach materials and other materials (collectively “Materials”) resulting from Lessee’s operations and activities on the Royalty Property shall be Lessee’s sole property, but shall remain subject to the Royalty if they are processed or reprocessed and Lessee receives revenues from such processing or reprocessing. If materials are processed or reprocessed, the Royalty payable shall be determined by using the best engineering, metallurgical, and technical practices and standards then available.

8.	Title Maintenance.

8.1
Title Maintenance and Taxes. Lessee shall maintain title to the Royalty Property, including without limitation, paying when due all taxes on or with respect to the Royalty Property and doing all things and making all payment necessary or appropriate to maintain the right, title and interest of Lessee and Owner, respectively, in the Royalty Property and under this Deed.

8.2
Assessment Work and Mining Claim Maintenance Fees.   Lessee shall perform all required assessment work on, pay all claim maintenance fees and make such filings and recordings as are necessary to maintain title to the Royalty Property in accordance with applicable federal and state laws and regulations. Lessee shall perform the annual assessment work, pay the mining claim maintenance fees and file and record proof of performance and payment and notice of intent to hold the mining claims which constitute the Property.

8.3
Abandonment.   If Lessee intends to abandon or surrender any of the Royalty Property (the “Abandonment Property”), Lessee shall first give written notice of such intention to Owner first right of refusal” with at least sixty (60) days in advance of the proposed date of abandonment or surrender. At any time before the date of Lessee’s proposed abandonment or surrender of the Royalty Property Owner may deliver written notice to Lessee that Owner desires Lessee to convey the Abandonment Property to Owner. In such case, Lessee shall convey the Abandonment Property to Owner free and clear of any claims, encumbrances or liens created by, through or under Lessee. If Owner does not timely request reconveyance of the Abandonment Property, Owner’s right to do so shall be irrevocably terminated.

9.             General Provisions.

9.1	Conflict. If a conflict arises between the provisions of this Deed and the provisions of the Agreement, the provisions of the Agreement will prevail.

9.2	Entire agreement. This Deed and Agreement constitute the entire agreement between the parties.

9.3
Additional documents.   The parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

9.4	Binding Effect. All of the covenants, conditions, and terms of this Deed shall bind and inure to the benefit of the parties and their successors and assigns.

9.5	No Partnership. Nothing in this Deed shall be construed to create expressly or by implication, a joint venture, mining partnership or other partnership relationship between the parties.

9.6	Governing Law. This Deed is to be governed by and construed under the laws of the State of Nevada, County of Washoe County.

9.7	Time of Essence. Time is of the essence in this Deed.

9.8
Notices. Any notices required or authorized to be given by this Deed shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

If to Owner:	Mountain Gold Exploration, Inc.	Lane Griffin and Associates
	PO Box 21146	321 Spokane Street
	Reno, NV 89515	Richland, Washington 99354
	Fax: 775-849-1985	206-790-3346
	E-mail: mtngold@charter.net	E-mail: kwajalane@yahoo.com

Delivery of all Data to:	Mountain Gold Exploration, Inc.
760 Brenda Way
Washoe Valley, Nevada 89704

If to Lessee:	Idaho North Resources Corp.
2555 West Palais Drive
Coeur d’ Alene, Idaho 83815
509-928-7604
E-mail: mafralich@gmail.com

This Deed is effective ______________ ___, 20_____, regardless of the date on which the parties execute this Deed.

Mountain Gold Exploration, Inc.	Idaho North Resources Corporation.

By_______________________________	By_______________________________
Thomas Callicrate	Mark Fralich

Lane Griffin and Associates

By ______________________________
Lane Griffin

When recorded return to:

Mountain Gold Exploration, Inc.
Attn: Thomas E. Callicrate
PO Box 21146
Reno, Nevada 89515

This notice contains no social security
or other personal information

EXHIBIT D
To
Eagleville Property
Exploration and Mining Lease and Option to Purchase Agreement
_________________________________________________________________________________________

MEMORANDUM OF EXPLORATION AND MINING LEASE AND OPTION TO PURCHASE AGREEMENT

Notice is given that Mountain Gold Exploration, Inc., a Nevada Corporation and Lane Griffin and Associates, individuals, collectively (the “Owner”) and Idaho North Resources Corporation., an Idaho Corporation (the “Lessee”), have entered into the Exploration and Mining Lease and Option to Purchase Agreement (the “Agreement”) dated July____, 2012 (the “Effective Date”) concerning the unpatented mining claims situated in Mineral County, Nevada, and any additional unpatented mining claims located within the Area of Interest by Owner or Lessee, and which are more particularly described in Schedule 1 attached to and by this reference incorporated in this Agreement (the “Property”).

Owner has leased the Property to Lessee and has granted to Lessee the option to purchase and acquire title to the Property.  Lessee may assign its rights under the Agreement provided that Owner has first consented to the assignment which shall not be withheld unreasonably.

For purposes of the Agreement and this Memorandum, the addresses of the parties are:

If to Owner:	Mountain Gold Exploration, Inc.	Lane Griffin and Associates
	PO Box 21146	321 Spokane Street
	Reno, NV 89515	Richland, Washington 99354
	Fax: 775-849-1985	206-790-3346
	E-mail: mtngold@charter.net	E-mail: kwajalane@yahoo.com

Delivery of all Data to:	Mountain Gold Exploration, Inc.
760 Brenda Way
Washoe Valley, Nevada 89704

If to Lessee:	Idaho North Resources Corp.
2555 West Palais Drive
Coeur d’ Alene, Idaho 83815
509-928-7604
E-mail: mafralich@gmail.com

LESSEE:
Idaho North Resources Corp.

_________________________________________
By: Mark Fralich, President

OWNER:

Mountain Gold Exploration, Inc.

_________________________________________
By: Thomas Callicrate, President

Lane Griffin and Associates

_________________________________________
By: Lane Griffin

STATE OF NEVADA,	)
ss.
COUNTY OF WASHOE	)

This Memorandum of Exploration and Mining Lease and Option to Purchase Agreement was executed before me on ___________________________, 2012, by Thomas E. Callicrate.

___________________________________
Notary Public

STATE OF WASHINGTON,	)
ss.
COUNTY OF BENTON	)

This Memorandum of Exploration and Mining Lease and Option to Purchase Agreement was executed before me on ___________________________, 2012, by Lane Griffin

___________________________________
Notary Public

STATE OF WASHINGTON,	)
ss.
COUNTY OF SPOKANE	)

This Memorandum of Exploration and Mining Lease and Option to Purchase Agreement was executed before me on ___________________________, 2012, by Mark Fralich.

___________________________________
Notary Public

SCHEDULE 1
To
Eagleville Property
Exploration and Mining Lease and Option to Purchase Agreement
_________________________________________________________________________

DESCRIPTION OF PROPERTY THAT INCLUDES THE MINING CLAIMS AND THE AREA OF INTEREST

A.	Property: The following 58 unpatented lode mining claims and Area of Interest are located in the Eagleville Mining District, Township 13 and 14 North, Range 33 East, Mineral County, Nevada.

A-1.         Unpatented Lode Mining Claim Names

Name of Claim	BLM Serial No.

Molly	683538
Mitchel	683539
Sleeper	840466
Dragon Stone	840467
Eagle Gold 1	813143
Eagle Gold 2	813144
Eagle 12	800373
Eagle 14	800374
Eagle 33	800375
Eagle 35	800376
Eagle 8 to Eagle 11	846896 to 846899
Eagle 13	846900
Eagle 15 to Eagle 18	846901 to 846904
Eagle 27 to Eagle 32	846913 to 846918
Eagle 37	846919
Eagle 39 to Eagle 42	846920 to 846923
Eagle 44	846925
Eagle 46	846927
Eagle 51	846932
Eagle 52 to Eagle 70	846951 to 846969
Eagle 91 to Eagle 94	846946 to 846949
Eagle 102	846950
Eagle 103	846971

A-2          Area of Interest: (the “AOI”) means the geographic area and legal description external to the boundary of the Claims and is effective and made a part of the Property as of the Effective Date.  The AOI is defined as: T14N, R33E sections 32, 33, 34 and 35 and T13N, R33E sections 2, 3, 4, 5, 8, 9, 10 and 11 and made a part of this Agreement.

When recorded return to:

Mountain Gold Exploration, Inc.
Attn: Thomas E. Callicrate
PO Box 21146
Reno, Nevada 89515

This notice contains no social security
or other personal information

EXHIBIT E
To
Eagleville Property
Exploration and Mining Lease and Option to Purchase Agreement
_________________________________________________________________________________________

NOTICE OF NON-RESPONSIBILITY

Pursuant to NRS 108.234, Mountain Gold Exploration, Inc., a Nevada Corporation and Lane Griffin and Associates, Individuals collectively (the “Owner”) of certain unpatented mining claims described in Exhibit A, as well as any future unpatented lode mining claims located and recorded by Owner or Idaho North Resources Corporation, (the “Lessee”) within the Area of Interest as described in Exhibit A attached hereto and made part hereof the Divide Property (the” Property”) located in Esmeralda County, Nevada.

The Owner hereby gives notice that this Notice of Non-Responsibility (the “Notice”) is made on behalf of the Owner and Owner is not responsible for materials furnished to or labor performed on the Property by Lessee and Owner hereby gives public notice of the following:

1.              The Owner of the Property is Mountain Gold Exploration, Inc. and Lane Griffin and Associates (the “Owner”).

2.              The Owner has leased certain rights in the Property to Idaho North Resources Corporation (the “Lessee”).  Notice of that Lease and Option Agreement has been made public by a separate Memorandum.

3.        Lessee agrees to accept full responsibility for all its exploration and related work or services conducted on, around or otherwise in connection with the Property, including, but not limited to excavation, roads, materials furnished, construction and removal of facilities and all labor performed in connection therewith.

     4.              Lessee agrees to keep in force a $1,000,000 General Liability Insurance Policy during the Term of the Lease and Option Agreement.

     5.              The Owner will not be responsible for any and all work or services conducted of any kind or character by Lessee, its directors, employees, contractors, assigns or other successors in interest on or around the Property.

6.              For purpose of this Notice and the addresses of the Owner and the Lessee are:

If to Owner:	Mountain Gold Exploration, Inc.	Lane Griffin and Associates
	PO Box 21146	321 Spokane Street
	Reno, NV 89515	Richland, Washington 99354
	Fax: (775-849-1985)	(206-790-3346)

If to Lessee:	Idaho North Resources Corp.

2555 West Palais Drive
Coeur d’ Alene, Idaho 83815
509-928-7604

LESSEE:
Idaho North Resources Corp.

MARK FRALICH
By: Mark Fralich, President

OWNER:

Mountain Gold Exploration, Inc.

_________________________________________
By: Thomas Callicrate, President

Lane Griffin and Associates

_________________________________________
By: Lane Griffin

STATE OF NEVADA,	)
ss.
COUNTY OF WASHOE	)

This Notice of Non-Responsibility was executed before me on ___________________________, 2012, by Thomas E. Callicrate.

___________________________________
Notary Public

STATE OF WASHINGTON,	)
ss.
COUNTY OF BENTON	)

This Notice of Non-Responsibility was executed before me on ___________________________, 2012, by Lane Griffin

___________________________________
Notary Public

STATE OF WASHINGTON,	)
ss.
COUNTY OF SPOKANE	)

This Notice of Non-Responsibility was executed before me on ___________________________, 2012, by Mark Fralich.

___________________________________
Notary Public

When recorded return to:

Mountain Gold Explorations, Inc.
Attn: Thomas E. Callicrate
PO Box 21146
Reno, Nevada 89515

This notice contains no social security
or other personal information

EXHIBIT F
To
Eagleville Property
Exploration and Mining Lease and Option to Purchase Agreement
_________________________________________________________________________________________

NOTICE OF TERMINATION OF LEASE & PURCHASE OPTION

This Notice of Termination of Exploration and Mining Lease and Option to Purchase Agreement is made by Idaho North Resources, Corporation , an Idaho Corporation (“Releasing Party”) and Mountain Gold Exploration, Inc. and Lane Griffin and Associates (“Owner”).

On July ______ 2012, the Releasing Party and Owner entered into a Mining Lease and Option to Purchase Agreement (the “Agreement”).  A Memorandum of that Agreement was recorded in Mineral County, Nevada on _____________, ____ 2012 as Document # _____________.

Notice is hereby given that the Agreement has been terminated by the Releasing Party and Owner effective ____________ ______, 20______.

The Releasing Party hereby discharges and releases to Owner all of Releasing Party’s right, title and interest in the Agreement..

Executed this  _______ day of _________________, 20_____.

Idaho North Resources Corporation

MARK FRALICH
Mark Fralich
President